Exhibit 99.1

Innoviva Files Preliminary Proxy Materials for 2017 Annual Meeting

Current Board’s Strategic Plan has Produced Increased Royalty Revenue, Reduced Operating Expenses and Increased Net Income While Growing Stockholder Returns

Sarissa Has Nominated a Slate to Replace a Majority of the Board and Has Provided No Rationale for its Actions nor Proposed a New Strategic Direction for the Company

Brisbane, Calif. — March 7, 2017 — Innoviva, Inc. (the “Company” or “Innoviva”) (NASDAQ: INVA) today announced it has filed a preliminary proxy statement (the “Preliminary Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s 2017 annual meeting of stockholders (the “2017 Annual Meeting”). Stockholders as of the record date February 24, 2017 will be entitled to vote at the 2017 Annual Meeting, which the Company anticipates will be held in the later part of April 2017.

The Innoviva Board unanimously recommends stockholders vote for the Board’s seven director nominees, six of whom are independent: William H. Waltrip, Michael W. Aguiar, Barbara Duncan, Catherine J. Friedman, Patrick G. LePore, Paul Pepe and James L. Tyree.

Innoviva’s strong performance has been driven by a management team and Board of Directors with a proven ability to generate value for the Company’s stockholders. Under the Board’s leadership, Innoviva has executed on a strategic plan, including the spin-off of its R&D unit in 2014, that has generated consistent, strong returns including:

•                  Innoviva’s share price outperformed the NBI Index by 22% in 2016.

•                  During the fourth quarter of 2016, royalty revenue increased 80% from the fourth quarter of 2015 — and increased at a 32% quarterly compounded growth rate over the last ten quarters.

•                  Innoviva returned approximately $17 million of capital to investors during the fourth quarter of 2016 — which brings the total investor capital returns to $118 million since launching the current capital return plan in the fourth quarter of 2015.

•                  Strong growth prospects of Innoviva’s respiratory portfolio support the Company’s plan to return up to $150 million to investors in 2017.

•                  The Company reduced operating expenses as a percent of total net revenue to 14% in the fourth quarter of 2016 and expects further reductions.

Further detail on Innoviva’s performance can be found here: by following this link.

The Board is committed to good corporate governance and has added two new, independent directors in the past six months in addition to maintaining an independent Chairman role. Five of the independent directors joined the Board in the last two years. The Board includes a wealth of experienced value creators including:

•                  four current or former CEOs,

•                  two former CFOs,

•                  six directors with relevant industry experience,

•                  five directors with experience executing substantial M&A transactions,

•                  one director with professional investment experience,

•                  three with investment banking experience, and

•                  three directors who have delivered significant outperformance in executive roles.

The Company and the Board are committed to driving value for all stockholders and will continue to assess opportunities and take actions to achieve this important objective. The Company’s 2017 strategic plan approved by the Board focuses on maximizing the commercial potential of the respiratory portfolio partnered with GSK, returning up to $150 million in capital to investors, and as cash available increases, it may seek to acquire additional royalty streams. Innoviva focuses on the unique value creation opportunity presented by delivering innovative medicines under the leadership of experts who have a deep understanding of pharmaceutical operations and financial management.

The Company also disclosed today that it has received notice from Sarissa Capital Domestic Fund LP and certain of its affiliates (together, “Sarissa”), announcing Sarissa’s intent to nominate four director candidates, which, if elected, would represent a majority of the Board, for election to the Innoviva Board at the Company’s 2017 Annual Meeting in opposition to the nominees recommended by the Board. In its notice, Sarissa also informed the Company of its intent to present a proposal at the 2017 Annual Meeting to repeal all provisions of the Company’s Amended and Restated Bylaws that were not publicly filed with the SEC on or before February 6, 2017. The effect of such proposal would be to repeal the bylaw, adopted on February 8, 2017, implementing a majority voting standard in uncontested elections of directors.

Consistent with the Company’s commitment to an active dialogue with Innoviva shareholders, the Company’s board and management team have had multiple conversations with Sarissa including their director nominees. To date, Sarissa has provided no reason for replacing a majority of the Board, nor have they presented any reason to change the strategic direction of the Company — or for making any changes to an independent Board that already has leading industry expertise, two significant new additions in the last six months, experienced dealmakers and a track record of value creation.

Detailed information about each of the Company’s director nominees is set forth in the Company’s Preliminary Proxy Statement and will be set forth in the Company’s definitive proxy statement to be filed with the SEC and mailed to all stockholders eligible to vote at the 2017 Annual Meeting.

About Innoviva

Innoviva is focused on bringing compelling new medicines to patients in areas of unmet need by leveraging its significant expertise in the development, commercialization and financial management of bio-pharmaceuticals. Innoviva’s portfolio is anchored by the respiratory assets partnered with Glaxo Group Limited (GSK), including RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA®, which were jointly developed by Innoviva and GSK. Under the agreement with GSK, Innoviva is eligible to receive associated royalty revenues from RELVAR®/BREO® ELLIPTA®, ANORO® ELLIPTA®. In addition, Innoviva retains a 15 percent economic interest in future payments made by GSK for earlier-stage programs partnered with Theravance BioPharma, Inc., including the closed triple combination therapy for Chronic Obstructive Pulmonary Disease (COPD). For more information, please visit Innoviva’s website at www.inva.com.

ANORO®, RELVAR®, BREO® and ELLIPTA® are trademarks of the GlaxoSmithKline group of companies.

Safe Harbor for Forward-Looking Statements

This press release contains certain “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to Innoviva’s engagement with Sarissa. Innoviva intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks, uncertainties and assumptions. These statements are based on the current estimates and assumptions of the management of Innoviva as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Innoviva to be materially different from those reflected in the forward-looking statements. Risks affecting Innoviva are described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Innoviva’s Annual Report on Form 10-K for the year ended December 31, 2016, which is on file with the SEC and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Innoviva’s other filings with the SEC, other unknown or unpredictable factors also could affect Innoviva’s results. Past performance is not necessarily indicative of future results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Innoviva assumes no obligation to update its forward-looking statements on account of new information, future events or otherwise, except as required by law.

WHERE TO FIND ADDITIONAL INFORMATION:

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2017 annual meeting of stockholders (the “2017 Annual Meeting”). On March 7, 2017, the Company filed a preliminary proxy statement with the SEC in connection with the solicitation of proxies for the 2017 Annual Meeting. Prior to the 2017 Annual Meeting, the Company will furnish a definitive proxy statement to its stockholders (the “2017 Proxy Statement”), together with a WHITE proxy card. STOCKHOLDERS ARE URGED TO READ THE 2017 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the preliminary proxy statement for the 2017 Annual Meeting and will be set forth in the 2017 Proxy Statement and other materials to be filed with the SEC in connection with the 2017 Annual Meeting.

Stockholders will be able to obtain, free of charge, copies of the 2017 Proxy Statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the Company with the SEC in connection with the 2017 Annual Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (http://investor.inva.com/sec.cfm) or by contacting Investor Relations by email at investor.relations@inva.com, or by mail at Innoviva, Inc., Attn: Investor Relations, 2000 Sierra Point Parkway, Suite 500, Brisbane, California 94005. In addition, copies of the proxy materials, when available, may be requested from the Company’s proxy solicitor, Innisfree M&A Incorporated at 501 Madison Ave, 20th Floor, New York, NY 10022 or toll-free at (888) 750-5834.

Investor Contact:

Eric d’Esparbes

Senior Vice President and Chief Financial Officer

Innoviva, Inc.
650-238-9640
investor.relations@inva.com

Media Contacts:

Abernathy MacGregor

Patrick Tucker or Ina McGuinness

212-371-5999 or 213-630-6550

ina@abmac.com